EXHIBIT 10.17

SETTLEMENT AND

MUTUAL RELEASE AGREEMENT

This Settlement and Mutual Release Agreement (“Agreement”) is entered into by and between Bonanza Goldfields Corp. (collectively referred to as the “Company”) and David Janney (“DJ”), and is effective as of the last date of execution set forth below. The aforementioned individual and entities may be referred to collectively as the “Parties”.

WHEREAS, the Parties desire to resolve the Dispute, obtain peace, avoid protracted litigation and memorialize the terms of their agreement.

NOW THEREFORE, the Parties hereto warrant, covenant and agree as follows, based upon good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged.

1.           Recitals are True and Correct

The Parties hereto acknowledge and agree that the aforementioned recitals are true and accurate and are a material part of and predicate for this Agreement.

2.           Settlement Terms

a.
The Company agrees to pay DJ the sum of five million (5,000,000) shares of restricted Bonanza Goldfields common stock as a form of compensation. The shares will be paid in two(2) tranches. The first payment of two million five hundred thousand (2,500,000) shares will be paid upon the execution of this settlement. The second payment of two million five hundred thousand (2,500,000) shares will be paid six(6) months from the execution date of this settlement.

b.
The funds held in escrow by Christine Wright at the Christine Wright Law Firm on behalf of Freedom Boat, LLC will be considered payment in full for DJ”s return of 20,000,000 shares to the treasury on August 29, 2011.

c.	DJ agrees to not sell any more than 1,000,000 shares of his personnel holdings of Bonanza Goldfields common stock in the open market in any thirty (30) day period.

d.
DJ agrees to return to the Company all Company property in his possession or in the possession of family or agents including without limitation Bonanza’s files and all documentation (and all copies thereof) dealing with the finances, operations and activities of the Company, its clients, employees or suppliers.

3.           Release and Confidentiality Agreement

a.
The Company, its officers, directors, successors and assigns, for and in consideration of the promises and conditions contained herein and other good and valuable consideration, hereby agree to release, remit, remise and forever discharge DJ, his agents, attorneys, successors-in-interest, employees, independent contractors. representatives, heirs and assigns, from any and all charges, claims of any nature, damages, liabilities, civil actions, arbitration claims, administrative claims, causes of action, claims at law and chooses in equity, known or unknown, directly or indirectly relating to the aforementioned Dispute, the business relations between the Parties and/or DJ’s management of the Company and/or the operation of the Company, from the date of execution below back to the beginning of time. The Company further accepts and ratifies as acts of the Company, all known and unknown acts and/or omissions of DJ, his family members and all persons or entities affiliated with him in any manner whatsoever (including all individual executives, officers and directors of any such entity) that relate to the Company from the inception of the Company through the date of this Agreement. The Company further agrees that the execution and terms of this Agreement as well as the facts and circumstances underlying same will forever remain confidential after execution of this Agreement, and will not be disclosed to any person, entity, governmental authority or other third party, unless such disclosure is compelled by law via a validly issued subpoena or other legal process. Disclosure of this Agreement and its terms to lawyers and accountants for the Company is excluded from the aforementioned confidentiality provision. The Company agrees to immediately notify DJ within three days of its receipt of any subpoena or other legal process that would arguably call for disclosure of the information that is the subject of this confidentiality Agreement.

b.
DJ, his agents, attorneys, successors-in-interest, employees, independent contractors, representatives, heirs and assigns, for and in consideration of the execution of this Agreement by the Company, and the promises and conditions contained herein, hereby agree to release, remit, remise and forever discharge the Company, its officers, directors and their respective heirs, successors and assigns, from any and all claims, damages, liabilities, civil actions, arbitration claims, administrative claims, causes of action, claims at law and chooses in equity, known or unknown, directly or indirectly relating to the aforementioned Dispute and the business relations between the Parties from the date of execution below back to the beginning of time. DJ further agrees that the execution and terms of this Agreement as well as the facts and circumstances underlying same will forever remain confidential after execution of this Agreement, and will not be disclosed to any person, entity, governmental authority or other third party, unless such disclosure is compelled by law via a validly issued subpoena or other legal process. Disclosure of this Agreement and its terms to lawyers and accountants for DJ is excluded from the aforementioned confidentiality provision. DJ agrees to immediately notify the Company within three days of his receipt of any subpoena or other legal process that would arguably call for disclosure of the information that is the subject of this confidentiality Agreement.

4.           Non-Disturbance, Non-Harassment and Non-Disparagement

The Company, its officers and directors agree that upon execution of this Agreement, they and all persons and/or entities acting in concert or participation with them will forever refrain from engaging in any conduct, activity or plan designed or intended to harass, annoy or otherwise inflict emotional distress upon DJ. his family, heirs and assigns. The Company, its officers and directors further agree that they will forever refrain from making and/or disseminating any negative, disparaging, and/or defamatory statement, comment and/or communication regarding DJ, his family, heirs, assigns, representatives, agents and attorneys.

5.           Indemnification

The Company hereby indemnifies and agrees to save and hold harmless DJ, his family, heirs, assigns, representatives, agents and attorneys (collectively “DJ” for purposes of this paragraph) from any and all liabilities, claims, civil and/or administrative actions relating in any manner whatsoever to DJ’s employment with the Company from the date of this Agreement forward in time, provided such indemnity is not prohibited by applicable law. In the event that any demand is made upon DJ in connection with any liabilities, claims, civil and/or administrative actions.

6.           No admission of liability

Nothing contained herein is to be construed as an admission of liability or wrongdoing on the part of DJ or the Company, The Parties instead acknowledge that they have entered into this Agreement solely to resolve the Dispute, obtain peace and avoid the cost and expenses of protracted litigation.

7.           Governing Law and Venue

This Agreement shall be governed by the laws of the State of Florida. Venue for any dispute arising from this Agreement that results in a civil action shall be exclusively in any court of competent jurisdiction in Pinellas County, Florida.
8.           Entire Agreement

This Agreement contains the entire agreement of the Parties regarding the subject matter described herein. It may be changed only by an agreement in writing signed by both Parties. Notwithstanding the foregoing, this Agreement shall be read and construed in para materia with the Stock Purchase Agreement and Consulting Agreement between DJ and the Company which are executed concurrently herewith and which also constitute consideration to DJ for his execution of this Agreement.

9.           Severability

If any provision of this Agreement shall be deemed invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons or circumstances.

10.           Headings

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

11.           Miscellaneous terms

The Parties to this Agreement declare and represent that:

a.	They have read and understand this Agreement and have the legal capacity to enter into this Agreement.

b.	They have been given the opportunity to consult with an attorney if they so desire;

c.	They intend to be legally bound by the promises set forth in this Agreement and enter into it freely, without duress or coercion;

d.	They have retained signed copies of this Agreement for their records; and

e.
The rights, responsibilities and duties of the Parties hereto, and the covenants and agreements contained herein, shall continue to bind the Parties and shall continue in full force and effect until each and every obligation of the Parties under this Agreement has been performed.

12.           Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Agreement the day and year set forth below.

Bonanza Goldfields, Corp.

Date: February, 22, 2012	Scott Giesler, Chief Executive Officer

Date: February, 22, 2012
David Janney, Individually